                                                              EXHIBIT 99.(c)(15)

                                    AGREEMENT

                  THIS AGREEMENT (this "Agreement") is made and entered into as of the 31st day of August, 1998 by and between BERG ELECTRONICS CORP., a Delaware corporation with its principal office located in St. Louis, Missouri (together with its successors and permitted assigns, the "Company"), and Joseph
S. Catanzaro, an individual who resides at 177 Seabrook Drive, St. Louis, Missouri 63017 (the "Employee").


                              W I T N E S S E T H:

                  WHEREAS, the Employee is employed by the Company or one or more of its Subsidiaries;

                  WHEREAS, the Company has entered into that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 27, 1998, with Framatome Connectors International S.A. and Bravo Acquisition Co. ("Purchaser"), pursuant to which (i) Purchaser will commence a tender offer (the "Tender Offer") for all of the issued and outstanding shares of capital stock of the Company and (ii) Purchaser will merge (the "Merger") with and into the Company, with the Company being the surviving corporation in the Merger;

                  WHEREAS, the Company desires that the Employee (i) continue in the employ of the Company and its Subsidiaries until the consummation of the Merger and (ii) assist the Company if, as and when requested by the Company in the transactions contemplated by the Merger Agreement; and

                  WHEREAS, the Company, in order to achieve its objectives as set forth above and as an inducement for the Employee to continue in the employ of the Company and its Subsidiaries to assist in the transactions contemplated by the Merger Agreement, is desirous of providing a bonus to the Employee upon the effective time of the Merger;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

         1.       Definitions.

                  (a) "Bonus" shall mean an amount equal to $210,000.

                  (b) "Board" shall mean the Board of Directors of the Company.

                  (c) "Confidential Information" shall mean (i) information about the Company or any of its Subsidiaries or their respective businesses, products and practices, disclosed to or known or obtained by the Employee as a direct or indirect consequence of or through the Employee's employment with the Company or any of its Subsidiaries, which information is not generally known in the business in which the Company or such Subsidiaries are or may be engaged or (ii) any trade secrets, information, data or other confidential information relating to the business or affairs of the Company or any affiliate or subsidiary of the Company. Confidential Information shall not, however, include under any circumstances any information with respect to the foregoing matters which is (I) available to the public from a source other than the Employee, (II) released in writing by the Company to the public, (III) required to be disclosed by any court process or any government or agency or department of any government or agency or (IV) the subject of a written waiver executed by the Company for the benefit of the Employee.

                  (d) "Subsidiary" shall mean any entity in which the Company either (I) controls more than 50% of the voting power of all securities of such entity or (II) owns more than 50% of the total value of all equity securities of such entity.

                  (e) "Term" shall mean the term of this Agreement as described in Section 17.

         2. Bonus. Upon the effective time of the Merger, the Employee shall be entitled to receive the Bonus from the Company. The Bonus shall be paid immediately upon the effective time of the Merger in a cash lump sum. Upon payment of the Bonus in accordance with this Section 2, all rights and obligations of each of the parties to any employment agreement between the Company or any subsidiary thereof and Employee (other than this Agreement) shall cease and terminate immediately, and thereafter shall be of no further force or effect.

         3. Non-Compete. (a) Employee, in acknowledgment and recognition of the highly competitive nature of the business of the Company and its affiliates, and in consideration of the benefits under this Agreement and other good and valuable consideration, during the term of Employee's employment and for two (2) years thereafter (the "Non-Compete Term"), will not, directly or indirectly, engage in the connector business, whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 5% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, sales representative or other participant.

                  (b) During the Non-Compete Term, Employee will not directly or indirectly induce any current or former employee of the Company or any of its affiliates to engage in any activity in which such Employee is prohibited from engaging by paragraph (a) hereof or to terminate his employment relationship, as applicable, with the Company or any of its affiliates.

                  (c) Employee acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of paragraphs (a) or (b) would be inadequate and, in recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

                  (d) Employee expressly acknowledges that the scope of the foregoing covenants is reasonable and necessary in order to protect the interests of the Company and its affiliates. Notwithstanding the foregoing, if a final judicial determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Employee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court or arbitrator may determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction or arbitrator finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

                  (e) Notwithstanding anything to the contrary contained in this
Section 3, Employee shall be entitled to engage in any business which derives not more than 15% of its aggregate revenues from its connector business.

         4. Effects of Agreement on Other Benefits and Rights of Employee. Nothing in this Agreement shall prevent or limit the Employee's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any contract or agreement with the Company or any of its affiliated companies.

         5. Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Company and the Employee and their respective successors, heirs (in the case of the Employee) and permitted assigns. As used in this Agreement, "Company" shall mean the Company and any successor to its business which assumes and agrees to perform this Agreement, by operation of law or otherwise.

         6. Representation. The Company represents and warrants that it is authorized to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any material agreement between the Company and any other person or entity.

         7. Entire Agreement. Except to the extent otherwise provided herein, this Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes any prior agreement.

         8. Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed upon in writing and signed by both the Employee and an authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Employee or an authorized representative of the Company, as the case may be.

         9. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

         10. Beneficiaries/References. The Employee shall be entitled to select (and change, to the extent permitted under any applicable law), by giving the Company written notice thereof, a beneficiary or beneficiaries to receive the Bonus payable hereunder following the Employee's death. In the event of the Employee's death or a judicial determination of the Employee's incompetence, reference in this Agreement to the Employee shall be deemed, where appropriate, to refer to the Employee's beneficiary, estate or other legal representative.

         11. Governing Law/Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Missouri, without reference to principles of conflict of laws.

         12.      Disputes.

                  (a) All costs, fees and expenses, including attorneys' fees, of any arbitration or litigation in connection with this Agreement which results in any decision or settlement requiring the Company to make a payment to the Employee, including, without limitation, attorneys' fees of both the Employee and the Company, shall be borne by, and be the obligation of, the Company. In no event shall the Employee be required to reimburse the Company for any of the costs or expenses, including attorneys' fees, incurred by the Company relating to any arbitration or litigation hereunder. The obligation of the Company under this Section 11 shall survive the termination of this Agreement (whether such termination is by the Company or the Employee, upon the expiration of this Agreement, or otherwise).

                  (b) Pending the outcome or resolution of any litigation or arbitration hereunder, the Company shall pay all amounts due the Employee without regard to any dispute.

         13. Notices. Any notice given to either party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the other party at the address indicated below or to such changed address as such party may subsequently give by like notice:

                  If to the Company or the Board:

                           Berg Electronics Corp.
                           101 South Hanley Road
                           St. Louis, Missouri  63105
                           ATTENTION: Chief Executive Officer

                  If to the Employee:

                           Joseph S. Catanzaro
                           177 Seabrook Drive
                           St. Louis, Missouri 63017

         14.      Confidential Information.

                  (a) Non-Disclosure. During the Term or at any time thereafter, irrespective of the time, manner or cause of the expiration of the Term, the Employee will not directly or indirectly reveal, divulge, disclose or communicate to any person or entity, other than authorized officers, directors and employees of the Company or its Subsidiaries, in any manner whatsoever, any Confidential Information without the prior written consent of the Board.

                  (b) Return of Property. Upon the termination of employment of the Employee, the Employee will surrender to the Company all Confidential Information, including, without limitation, all lists, charts, schedules, reports, financial statements, books and records of the Company, any Subsidiary or any affiliate, and all copies thereof, and all other property belonging to the Company, any Subsidiary or any affiliate; provided, however, the Employee shall be accorded reasonable access to such Confidential Information subsequent to the termination of employment of the Employee for any proper purpose as determined in the reasonable judgment of the Company.

         15. Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

         16. Counterparts. This Agreement may be executed in two or more counterparts.

         17. Term of Agreement. This Agreement shall remain in effect until the later of (i) the effective time of the Merger and (ii) such time as is necessary to enforce the provisions hereof, including Sections 3 and 14. In addition, the respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to preserve such rights and obligations.




                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                             BERG ELECTRONICS CORP.


                                             By: /s/ TIMOTHY L. CONLON
                                                --------------------------------
                                             Name: Timothy L. Conlon
                                                  ------------------------------
                                             Title: President and Chief
                                                     Operating Officer
                                                   -----------------------------

                                             EMPLOYEE

                                             /s/ JOSEPH S. CATANZARO
                                             -----------------------------------
                                             Joseph S. Catanzaro